Exhibit 10.6

Amended and Restated Power of Attorney

I, the undersigned, Shenping Yin, Chinese nationality, ID number: 320113196912054853, hold 99.7501% equity interest in Nanjing Recon Technology Co., Ltd. ("Nanjing Recon"), hereby irrevocably authorize Recon Hengda Technology (Beijing) Co, Ltd ("Recon BJ") to exercise the following rights during the term of this Power of Attorney:

I, the undersigned, exclusively authorize Recon BJ as the sole representative with full authority to perform shareholder’s rights upon the equity interest I hold, including but not limited to: (i) the attendance of the shareholder’s meeting and the execution of relative Shareholder Resolution(s) of Nanjing Recon for and on behalf of me; (ii) the performance of all my rights associated with the ownership of equity conferred by laws and Articles of Association of Nanjing Recon, including but not limited to voting-rights and the rights of assigning, transferring, pledging or disposing of such equity interest partially or wholly; and (iii) the designations and appointments of Legal Representative, Chief Executive Director, Directors, Supervisors, General Manager and/or other Officer(s) of Nanjing Recon on my behalf.

Recon BJ is entitled to execute the Transfer Agreement mentioned in the Exclusive Equity Interest Purchase Agreement within its authority and duly perform the Equity Interest Pledge Agreement and the Exclusive Equity Interest Purchase Agreement that are entered into simultaneously with this Power of Attorney by me. The execution of the abovementioned rights shall not constitute any limitation on this Power of Attorney.

Save as otherwise provided hereunder, Recon BJ is entitled to exercise all the necessary rights arising from the equity interest upon its own discretions without any oral or written instructions of me.

All acts associated with our equity interest in Nanjing Recon conducted by Recon BJ shall be deemed as the acts of me. All documents executed by Recon BJ shall be deemed as executed by me, I shall acknowledge such documents.

Recon BJ is entitled to assign all rights under this Power of Attorney. Recon BJ is entitled to entrust any other individual(s) or legal entity(s) to execute the above rights and equity interest without issuing any notice to or obtaining any prior consent from me. Nevertheless, Recon BJ shall report to me immediately after such assignment and the assignment shall not harm any of my rights or vested interests in any event.

This Power of Attorney shall be irrevocable and continuously valid so long as I am a shareholder of Nanjing Recon and shall come into effect as of the date set forth below.

During the term of this Power of Attorney, in the event that I intend to perform the rights hereunder, I shall negotiate with Recon BJ in advance.

The rights, obligations, and commitments stipulated in this power of attorney apply to the equity currently held by the principal in Nanjing Recon, as well as all equity actually acquired or held by the principal during its continuous tenure as a shareholder of Nanjing Recon due to capital increase, dilution, or other means. If the principal partially transfers the equity, the transferred portion shall no longer be subject to this agreement, and the remaining shareholding shall continue to be applicable.

This Power of Attorney immediately replaces and abolishes the Power of Attorney signed by both parties in 2019 as of the effective date.

This authorization letter is in duplicate, with the principal and Recon BJ each holding one copy, and has equal legal effect.

Sign:	/s/ Shenping Yin

Date: July 10, 2025

1